Exhibit 7.09

Execution Version

PURCHASE AGREEMENT

This purchase agreement (the “Agreement”) is entered into this 15th day of October, 2007, by and among CCP A, L.P., a Delaware limited partnership (“Purchaser”), and Zachary Prensky and The Kybartai Trust (Zachary Prensky and The Kybartai Trust, each, a “Seller” and collectively, “Sellers”).

R E C I T A L S

WHEREAS, Sellers currently own and desire to sell 180,000 shares (the “Shares”) of common stock (the “Common Stock”) of GoAmerica, Inc., a publicly-traded Delaware corporation (the “Company”), and the Purchaser wishes to purchase such Shares, for an aggregate purchase price (the “Purchase Price”) of $1,170,000 (representing a $6.50 share price) and upon the other terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T

1.     Purchase and Sale of the Shares.

1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, each Seller hereby sells, transfers and assigns to Purchaser, and Purchaser hereby purchases from each Seller, all of each Seller’s right, title and interest in and to the Shares, free and clear of any lien, pledge, or encumbrance of any kind.

1.2 Purchase Price. The Purchaser shall pay the Purchase Price to the Sellers for the Shares in accordance with this Agreement. Upon execution and delivery of this Agreement by each of Purchaser and Sellers and delivery of the Shares into an account specified by the Purchaser pursuant to Section 1.3 hereof, such Purchase Price shall be paid by wire transfer of immediately available funds in the amounts, and to the accounts, designated by Sellers to Purchaser on Schedule 1 attached hereto. The date on which the payment of the Purchase Price is paid by the Purchaser to the Sellers is referred to herein as the “Closing Date.”

1.3 Delivery of Shares. Upon execution and delivery of this Agreement by each of Purchaser and Sellers, Sellers will direct their brokers and intermediaries and will take all other necessary steps to cause delivery of the Shares into an account specified by the Purchaser.

2.     Representations and Warranties of Sellers. Sellers hereby jointly and severally represent and warrant to Purchaser as follows:

2.1 Due Execution, Delivery and Performance by Seller; Enforceability. Each Seller has all requisite right, power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the performance of each Seller’s obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of each Seller. This Agreement, when duly executed by the Purchaser, will constitute a legally valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

2.2 Consents and Approvals. No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for Sellers’ execution and delivery of this Agreement or Sellers’ performance of their obligations set forth herein. Sellers’ execution, delivery or performance of this Agreement will not violate any judgment, order, decree or agreement to which either Seller is subject. No consent, approval or authorization of any entity or person, including without limitation the Company or, to Sellers’ knowledge, any of the stockholders and creditors of the Company, is required for the execution and delivery by Sellers of this Agreement or the performance of their obligations hereunder.

2.3 Title to Securities Each Seller is the sole legal and beneficial owner of the Shares to be transferred by it hereunder. After payment of the purchase price pursuant hereto Purchaser shall be the sole legal and beneficial owner of the Shares, entitled to all of the benefits and to exercise all of the rights with respect thereto, free and clear of any lien, pledge or encumbrance of any kind (other than any such liens, pledges or encumbrances that have been created by Purchaser). After giving effect to the transactions contemplated hereby, except for warrants to purchase 157 shares of Common Stock of the Company owned by an affiliate of the Sellers, neither Seller shall own any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof) of the Company or any of its subsidiaries or affiliates.

2.4 Investment Intent. Each Seller holds its Shares for investment purposes and such Shares were not purchased with a view to (or in contemplation or anticipation of) a sale of such Shares to Purchaser.

2.5 Compliance with Securities Laws. Neither Seller has made any offers to sell, or solicitations of any offers to buy, all or any portion of the Shares in violation of any applicable securities laws.

2.6 Reliance. Sellers are aware that Purchaser is relying upon the truth and completeness of this Agreement in agreeing to purchase the Shares.

3.     Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Sellers as follows:

3.1 Due Execution, Delivery and Performance by Purchaser; Enforceability. Purchaser has all requisite right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement, when duly executed by the Purchaser and Sellers, will constitute a legally valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

3.2 Consents and Approvals. No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and the execution, delivery and performance of this Agreement will not violate any contract, order, decree or agreement to which Purchaser is subject.

3.3 Sophisticated Purchaser. Purchaser is a sophisticated purchaser of securities, has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of its investment in the Company. Purchaser has examined the Shares and has independently determined the value thereof.

3.4 Investment Intent. Purchaser is buying the Shares for Purchaser’s own account and for investment without a view to the distribution thereof in any manner which violates applicable securities laws.

3.6 Reliance. Purchaser is aware that Sellers are relying upon the truth and completeness of this Agreement in agreeing to sell the Shares.

4.     Additional Sellers’ Representations, Covenants and Release.

4.1 Acknowledgments. To Purchaser’s knowledge, all material information with respect to the Company, its subsidiaries and the Shares has been publicly disclosed. Each Seller hereby represents, warrants and covenants to Purchaser that such Seller is aware that: (a) Purchaser is a significant holder of the Company’s Series A Convertible Preferred Stock; and (b) employees of Purchaser’s general partner are members of the board of directors of the Company.

In making its decision to sell the Shares at the price set forth herein, Sellers hereby acknowledge that they have not relied in any way upon any act, statement or omission of the Purchaser with respect to the Company, any of its affiliates or the Shares and hereby affirm that Purchaser has no fiduciary duty of any kind with respect to the Shares. Each party hereto further affirms that it is experienced, sophisticated and knowledgeable in trading in securities of private and public companies.

4.2 Release. Each Seller, on its own behalf and on behalf of its successors and/or assigns, hereby forever releases, discharges and dismisses any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees, and/or damages of any kind (including, without limitation, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, against the Purchaser, the Company or any of their affiliates (including, without limitation, any and all of their past, present and/or future directors, officers, members, partners, employees, advisors, fiduciaries and agents, and each of their respective successors and assigns), in any way based upon, arising from, relating to or involving, directly or indirectly, the existence or substance of any non-public information.

Each Seller further hereby specifically waives any and all protections afforded by any state or federal statute or regulation that would, if enforced, have the effect of limiting the enforceability or effectiveness of the foregoing release or other foregoing provisions of this Agreement.

4.3 Standstill. Each Seller hereby agrees that, for a period of two years from the date of this letter agreement, unless specifically invited in writing by the Company, neither it nor any of its affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended) will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the Company or any of its subsidiaries or affiliates, (ii) any tender or exchange offer, merger or other business combination involving the Company, any of the subsidiaries or affiliates or assets of the Company or the subsidiaries or affiliates constituting a significant portion of the consolidated assets of the Company and its subsidiaries or affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or affiliates, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its affiliates; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the Company or otherwise act in concert with any person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of the Company or to obtain representation on the Board of Directors of the Company; (d) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Each of the Sellers hereby also agrees during such period not to request that the Company or Purchaser, directly or indirectly, amend or waive any provision of this paragraph (including this sentence).

4.4 Confidentiality. The existence, terms and conditions of this Agreement shall not be disclosed, directly or indirectly, to any person by the Sellers, except (i) as may be required by law or regulation, (ii) in connection with the enforcement of the provisions of this Agreement, or (iii) to the Sellers’ professional advisors, lenders, shareholders, members, affiliates or employees who agree to maintain the confidentiality of the existence, terms and conditions of this Agreement.

4.5 Non-Disparagement. Each of the Sellers hereby agrees to refrain, and to instruct its affiliates (and not to give or imply any contrary instruction) to refrain, from making any verbal or written statements or comments of a defamatory or disparaging nature regarding the Purchaser, the Company and their respective affiliates. Purchaser hereby agrees to refrain, and to instruct its affiliates (and not to give or imply any contrary instruction) to refrain, from making any verbal or written statements or comments of a defamatory or disparaging nature regarding the Sellers and their affiliates.

5.     Miscellaneous.

5.1 Further Assurances. Following the execution of this Agreement, each party hereto shall, from time to time, at the requesting party’s cost and expense, execute and deliver such additional instruments, documents, conveyances or assurances and take such other commercially reasonable actions as reasonably requested by the other party hereto to confirm and assure the rights and obligations provided for in this Agreement, and render effective the consummation of the transactions contemplated hereby, including but not limited to cooperating with any proceeding before any regulatory or self-regulatory body to consummate or give effect to the transactions contemplated hereby.

5.2 Governing Law. This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of New York without respect to the conflict of laws provisions thereof.

5.3 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

5.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing, interpreting, implementing or enforcing this Agreement.

5.6 Recitals. The recitals to this Agreement are a part of this Agreement and are to be considered in construing, interpreting, implementing and enforcing this Agreement.

5.7 Injunctive Relief. Sellers acknowledge and agree that money damages would not be a sufficient remedy for any breach of this Agreement and that, in addition to all other remedies which Purchaser may have, Purchaser will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.

5.8 Survival. All representations, warranties, covenants and agreements contained in this Agreement shall survive indefinitely its execution and delivery.

5.9 Third Party Beneficiary. The Sellers acknowledge and agree that the Company is an intended third party beneficiary of Sections 4.3 and 4.5 hereof and as such shall be entitled to all of the benefits, and shall be permitted to enforce its rights, under such Sections of this Agreement as if it were a party hereto

5.10 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior written or oral discussions or agreements among the parties hereto with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PURCHASER:

CCP A, L.P.

By: Clearlake Capital Partners, LLC

Its: General Partner

By: CCG Operations, LLC

Its: Managing Member

By: /s/ Behdad Eghbali

Name: Behdad Eghbali

Title: Authorized Signatory

SELLERS:

ZACHARY PRENSKY

By: /s/ Zachary Prensky

Name: Zachary Prensky

THE KYBARTAI TRUST

By: /s/ Zachary Prensky

Name: Zachary Prensky

Title: Trustee

[Signature Page to Purchase Agreement]

STATE OF NEW YORK     )

                                               ) ss:

COUNTY OF NEW YORK )

On the 15th day of October, 2007, before me , the undersigned, a notary public in and for said state, personally appeared Zachary Prensky, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity and that by his signature on the instrument the individual or the person upon behalf of which the individual acted executed the instrument.

WITNESS my hand and official seal.

/s/ Sey-Hyo Lee
NOTARY PUBLIC
My Commission Expires: 10/26/2010

[SEAL]

SEY-HYO LEE

Notary Public, State of New York

No. 31-5003516

Qualified In New York County

Certificate Filed In New York County

Commission Expires October 26, 2010

[Signature Page to Purchase Agreement]

STATE OF NEW YORK     )

                                               ) ss:

COUNTY OF NEW YORK )

On the 15th day of October, 2007, before me , the undersigned, a notary public in and for said state, personally appeared Behdad Eghbali, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity and that by his signature on the instrument the individual or the person upon behalf of which the individual acted executed the instrument.

WITNESS my hand and official seal.

/s/ Sey-Hyo Lee
NOTARY PUBLIC
My Commission Expires: 10/26/2010

[SEAL]

SEY-HYO LEE

Notary Public, State of New York

No. 31-5003516

Qualified In New York County

Certificate Filed In New York County

Commission Expires October 26, 2010

[Signature Page to Purchase Agreement]

SCHEDULE 1

Wire Transfer Instructions:

Seller: Zachary Prensky

Amount($): $975,000

Account:

Seller: The Kybertai Trust

Amount($): $195,000

Account: